Exhibit 99.1
SYSCO REPORTS RECORD THIRD QUARTER
NET EARNINGS OF $258 MILLION, AND DILUTED EPS OF $0.44
HOUSTON, May 9, 2011 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third quarter ended April 2, 2011.
Third Quarter Fiscal 2011 Highlights
•	Sales were $9.8 billion, an increase of 9.1% from $8.9 billion in the third quarter of fiscal 2010.

•	Operating income was $427 million, including a $36 million charge related to the withdrawal of an operating company from a multi-employer pension plan (MEPP). This result was $5 million, or 1.1%, lower than last year’s third quarter.

•	Diluted earnings per share (EPS) were $0.44, including a $0.04 negative impact related to the MEPP withdrawal discussed above, and a $0.02 tax benefit related to the recognition of deferred tax assets. This result was 4.8% higher compared to $0.42 in last year’s third quarter.
Year-To-Date Fiscal 2011 Highlights
•	Sales were $28.9 billion, an increase of 7.4%, from $26.9 billion in the prior year period.

•	Operating income was $1.4 billion, a decrease of $21 million, or 1.5%, compared to the prior year period.

•	Diluted EPS was $1.39, including a $0.05 benefit from Corporate Owned Life Insurance (COLI), and a net $0.02 negative impact from the MEPP charge and tax benefit discussed above. This result was 2.1% lower than diluted EPS of $1.42 in the prior year period, which included a $0.05 tax benefit related to the company’s IRS settlement and a $0.05 benefit from COLI.
“We are pleased with our improved performance in the third quarter as both sales and earnings grew over the prior year. Particularly encouraging is our case volume growth in the midst of ongoing product inflation and a sluggish economic recovery,” said Bill DeLaney, Sysco’s president and chief executive officer. “Our leadership team remains highly focused on supporting our customers and improving productivity in all aspects of our business.”

Third Quarter Fiscal 2011 Summary
Sales for the third quarter were $9.8 billion, an increase of $817 million, or 9.1% compared to the same period last year due primarily to higher prices and case volume growth. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 5.1% driven mainly by high levels of inflation in the meat, seafood and canned/dry categories. This compares to deflation of 0.8% in the prior year period. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the third quarter increased sales by 0.6%.
Gross margin for the third quarter was $1.8 billion, an increase of $127 million, or 7.6%, compared to the prior year. Gross margin as a percentage of sales declined 27 basis points year over year to 18.6%. While high inflation and strategic pricing initiatives continued to be the main factors impacting gross margin as a percent of sales, the impact was less than in previous periods.
Operating expense increased 10.6%, or $132 million, for the third quarter mainly from (1) a $36 million one-time charge related to the withdrawal of an operating company from an MEPP; (2) a $36 million increase in salaries and related expense due to increases in sales compensation, other payroll costs and incentive compensation; (3) a $15 million increase in costs related to the Company’s corporate-sponsored pension plan; and (4) a $14 million increase in fuel costs. As a result, operating income decreased $5 million, or 1.1%, to $427 million during the third quarter.
Income tax expense during the quarter decreased $9 million, or 5.6%. This equated to a tax rate of 36.3%, which was 2.4 percentage points lower than last year’s rate due mainly to a $10 million tax benefit related to the recognition of deferred tax assets.
Net earnings for the third quarter were $258 million, an increase of $11 million, or 4.4% compared to the prior year. Diluted EPS was $0.44, including a $0.04 negative impact related to the withdrawal from the MEPP mentioned above and a $0.02 tax benefit also discussed above. Diluted EPS in the prior year period was $0.42.
Year-To-Date Fiscal 2011 Summary
Sales for the first 39 weeks of fiscal 2011 were $28.9 billion, an increase of 7.4% compared to the same period last year driven mainly by higher prices and case volume growth. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 4.2% driven mainly by high levels of inflation in the meat, seafood, and dairy categories. Sales from acquisitions (within the last 12 months) increased sales by 0.6%. The impact of changes in foreign exchange rates for the first three quarters of the year increased sales by 0.5%.
Gross margin for the first 39 weeks was $5.4 billion, an increase of $259 million, or 5.0%, compared to the prior year. Gross margin as a percentage of sales declined 43 basis points year over year to 18.6%. Pressure from high inflation and strategic pricing initiatives were the main factors impacting gross margin as a percent of sales.
Operating expense increased 7.5%, or $280 million, for the first 39 weeks mainly from (1) a $95 million increase in salaries and related expense due to increases in sales compensation and other payroll costs; (2) a $45 million increase in costs related to the Company’s corporate-sponsored pension plan; (3) a $36 million charge related to the withdrawal of an operating company from an MEPP; and (4) a $20 million increase in fuel expense. As a result, operating income was $1.4 billion, a decrease of $21 million, or 1.5%, during the first 39 weeks of fiscal 2011.
Net earnings for the first 39 weeks of fiscal 2011 were $816 million, a decrease of $26 million, or 3.1%. Diluted EPS was $1.39, including a $0.05 favorable impact from COLI, and a net $0.02 negative impact from the MEPP charge and tax benefit discussed above. Diluted EPS in the prior year period was $1.42, including a $0.05 tax benefit related to the company’s IRS settlement and a $0.05 favorable impact from COLI.
Cash Flow and Capital Spending
Cash flow from operations was $666 million for the first 39 weeks of fiscal 2011. This compares to $477 million in the prior year period. Capital expenditures totaled $137 million for the third quarter, and $454 million for the first 39 weeks of the fiscal year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.
Conference Call & Webcast
Sysco’s third quarter 2011 earnings conference call will be held on Monday, May 9, 2011 at 10:00 a.m. Eastern. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving approximately 400,000 customers. For the fiscal year 2010 that ended July 3, 2010 the company generated more than $37 billion in sales. For more information about Sysco, visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.

Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our focus on supporting our customers and improving productivity in all aspects of our business. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Factors impacting these forward-looking statements include the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, which have increased dramatically over the last few months, and labor issues. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, that initial signs of economic recovery may not prove long lasting, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2011 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 3, 2010, as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended		13-Week Period Ended
	April 2, 2011	Mar. 27, 2010	April 2, 2011	Mar. 27, 2010
Sales	$28,897,786	$26,895,018	$9,761,660	$8,945,093
Cost of sales	23,513,565	21,769,400	7,950,800	7,261,721

Gross margin	5,384,221	5,125,618	1,810,860	1,683,372
Operating expenses	4,013,469	3,733,836	1,383,373	1,251,269

Operating income	1,370,752	1,391,782	427,487	432,103
Interest expense	88,133	92,976	28,972	27,654
Other expense (income), net	(9,941)	(2,122)	(6,957)	1,028

Earnings before income taxes	1,292,560	1,300,928	405,472	403,421
Income taxes	476,840	458,726	146,994	155,773

Net earnings	$815,720	$842,202	$258,478	$247,648

Net earnings:
Basic earnings per share	$1.39	$1.42	$0.44	$0.42
Diluted earnings per share	1.39	1.42	0.44	0.42

Average shares outstanding	585,792,383	592,450,575	583,722,009	593,129,783
Diluted shares outstanding	587,878,509	593,397,235	585,421,864	594,833,736

Dividends declared per common share	$0.77	$0.74	$0.26	$0.25
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	April 2, 2011	July 3, 2010	Mar. 27, 2010
ASSETS
Current assets
Cash and cash equivalents	$385,668	$585,443	$586,854
Short-term investments	—	23,511	—
Accounts and notes receivable, less allowances of $86,668, $36,573 and $83,069	2,926,033	2,617,352	2,633,995
Inventories	2,047,371	1,771,539	1,751,239
Prepaid expenses and other current assets	79,485	70,992	71,761
Prepaid income taxes	—	7,421	22,008

Total current assets	5,438,557	5,076,258	5,065,857
Plant and equipment at cost, less depreciation	3,419,862	3,203,823	3,176,220
Other assets
Goodwill	1,596,727	1,549,815	1,559,291
Intangibles, less amortization	101,518	106,398	114,254
Restricted cash	110,488	124,488	135,590
Prepaid pension cost	—	—	92,757
Other assets	282,782	252,919	258,320

Total other assets	2,091,515	2,033,620	2,160,212

Total assets	$10,949,934	$10,313,701	$10,402,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$2,250	$—	$—
Accounts payable	2,143,219	1,953,092	1,972,984
Accrued expenses	800,155	870,114	794,235
Accrued income taxes	84,838	—	—
Deferred income taxes	98,946	178,022	76,258
Current maturities of long-term debt	7,042	7,970	7,817

Total current liabilities	3,136,450	3,009,198	2,851,294
Other liabilities
Long-term debt	2,663,470	2,472,662	2,468,517
Deferred income taxes	130,453	271,512	513,211
Other long-term liabilities	812,356	732,803	541,229

Total other liabilities	3,606,279	3,476,977	3,522,957
Commitments and contingencies Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	861,835	816,833	799,278
Retained earnings	7,499,532	7,134,139	6,943,640
Accumulated other comprehensive loss	(330,060)	(480,251)	(167,827)
Treasury stock at cost, 182,347,524,176,768,795 and 173,872,949 shares	(4,589,277)	(4,408,370)	(4,312,228)

Total shareholders’ equity	4,207,205	3,827,526	4,028,038

Total liabilities and shareholders’ equity	$10,949,934	$10,313,701	$10,402,289

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	39-Week Period Ended
	April 2, 2011	Mar. 27, 2010
Cash flows from operating activities:
Net earnings	$815,720	$842,202
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	48,518	51,981
Depreciation and amortization	298,307	284,213
Deferred income taxes	(244,658)	(152,236)
Provision for losses on receivables	35,624	32,030
Other non-cash items	(7,286)	(1,112)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(301,932)	(169,520)
(Increase) in inventories	(244,636)	(79,010)
(Increase) in prepaid expenses and other current assets	(7,486)	(6,569)
Increase in accounts payable	158,488	167,438
(Decrease) in accrued expenses	(83,826)	(21,468)
Increase (decrease) in accrued income taxes	83,580	(316,074)
(Increase) in other assets	(26,622)	(39,618)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	142,253	(115,210)
Excess tax benefits from share-based compensation arrangements	(285)	(518)

Net cash provided by operating activities	665,759	476,529

Cash flows from investing activities:
Additions to plant and equipment	(454,054)	(438,071)
Proceeds from sales of plant and equipment	15,286	4,106
Acquisition of businesses, net of cash acquired	(35,486)	(20,880)
Purchases of short-term investments	—	(60,876)
Maturities of short-term investments	24,713	60,990
Decrease (increase) in restricted cash	14,000	(41,732)

Net cash used for investing activities	(435,541)	(496,463)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	188,249	—
Other debt borrowings	2,592	5,419
Other debt repayments	(6,516)	(8,196)
Debt issuance costs	(7)	(7)
Common stock reissued from treasury for share-based compensation awards	103,328	54,068
Treasury stock purchases	(291,600)	(41,020)
Dividends paid	(445,406)	(431,916)
Excess tax benefits from share-based compensation arrangements	285	518

Net cash used for financing activities	(449,075)	(421,134)

Effect of exchange rates on cash	19,082	9,271

Net (decrease) in cash and cash equivalents	(199,775)	(431,797)
Cash and cash equivalents at beginning of period	585,443	1,018,651

Cash and cash equivalents at end of period	$385,668	$586,854

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$111,924	$119,720
Income taxes	657,961	973,354
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	39-Week Period Ended		13-Week Period Ended
	April 2, 2011	Mar. 27, 2010	April 2, 2011	Mar. 27, 2010
Sales:
Broadline	$23,468,341	$21,984,082	$7,915,829	$7,268,364
SYGMA	3,947,705	3,505,710	1,315,439	1,197,536
Other	1,597,680	1,504,384	575,716	515,432
Intersegment	(115,940)	(99,158)	(45,324)	(36,239)

Total	$28,897,786	$26,895,018	$9,761,660	$8,945,093

Beginning with the third quarter of fiscal 2011, U.S. Meat operations are included in the Broadline segment. All prior periods have been restated for comparability.
Comparative Supplemental Statistical Information Related to Sales (Unaudited) Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	39-Week Period Ended		13-Week Period Ended
	April 2, 2011	Mar. 27, 2010	April 2, 2011	Mar. 27, 2010
Sysco Brand Sales as a % of MA-Served Sales	45.62%	46.98%	45.28%	46.02%
Sysco Brand Sales as a % of Broadline Sales	36.87%	38.50%	35.69%	36.72%
MA-Served Sales as a % of Broadline Sales	44.68%	44.70%	43.21%	43.18%

Data excludes U.S. Meat operations
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